Addendum No. 8 to the
Share Transfer Agreement signed in February 2009

between

1.	Reederei Hartmann GmbH & Co. KG,
with registered office at Neue Strasse 24 – 26789 Leer, Germany,
(hereinafter referred to as “Hartmann”)

And

2.	Suresh Capital Maritime Partners German GmbH
with registered office at Garrelsstraβe 14, 26789 Leer Germany,
(hereinafter “SCMP”)

WHEREAS

A.
Hartmann and SCMP entered into the Share Transfer Agreement signed in February 2009 (as from time to time supplemented or amended the “Agreement”) to set out their mutual rights and liabilities in respect of a placement guarantee provided by Hartmann in respect of the share capital payable by SCMP for 9 single purpose companies; and

B.	The Parties wish to alter said Agreement to reflect changes in the overall situation since occurred;

THE PARTIES NOW AGREE AS FOLLOWS

1.
In case the SCMP Share in ATL Offshore GmbH & Co. “Isle of Baltrum” KG has been assigned to and in favour of Hartmann pursuant to Clause 4.1 of the Agreement, Hartmann hereby re-assigns to and in favour of SCMP the Transferred SCMP Shares in ATL Offshore GmbH & Co. “Isle of Baltrum” KG with immediate effect.  SCMP hereby accepts such re-assignment.

2.	Cl. 1.2 shall be deleted and replaced as follows:

“1.2
In order to secure that the funds collected by SCMP shall be used solely for the capitalization of the SPVs, such collected funds shall be credited to an escrow account of the lawyers Ahlers & Vogel in Hamburg, Germany.  Ahlers & Vogel are hereby irrevocably instructed to release amounts from the escrow account upon receipt of a written demand by ATL stating that a payment of Agreed Equity payment is due hereunder and nominating the SPV and the relevant bank account payment is to be made to.

In case of there being only partial funds available at the time of a funding demand, Ahlers & Vogel are irrevocably instructed to make payment of all and any funds available at the payment date, informing both SCMP and Hartmann about the amount actually paid.”

3.	Cl. 3.1 shall be deleted and replaced as follows:

“3.1
SCMP hereby accept that any dividends that may be declared and be paid or become due to be paid to SCMP as a limited partner or any interest accrued in accordance with cl. 1.3 shall be used by SCMP as follows:

3.1.1.
Dividends and/or interest paid or declared in respect of any SPVs for which Hartmann contributed equity in accordance with cl. 4 hereof and has entered into a loan agreement with SCMP in this respect shall be paid to Hartmann in repayment of such loan until such loan has been fully repaid;

3.1.2.
any other dividends and/or interest are to be paid exclusively to the escrow account until full share capitalization of the SCMP Share has been effected by payment of either SCMP or by Hartmann according to this Agreement.”

4.	Cl. 3.2 shall be supplemented by the following provision:

“However, the parties acknowledge that there will be no distribution of dividends for any of the SPVs at the SCMP Equity payment dates for SPV LANGEOOG, SPV AMRUM and SPV WANGEROOGE and therefore waive the requirement to establish share distribution accounts as set out above in respect of the relevant SCMP Equity Payment Dates.”

5.	Cl. 4 of the Agreement shall be deleted in its entirety and replaced as follows:

“4.1
If and insofar as SCMP does not pay the SCMP Share on the SCMP Equity Payment date and Hartmann therefore makes a contribution to the equity under the terms and conditions of the Corporate Guarantee or otherwise, SCMP shall enter into a separate loan agreement for each Vessel with Hartmann regulating the repayment and securing of funds so provided by Hartmann.

4.2
SCMP warrants that it will not until the earlier of (i) payment of it’s equity by itself or (ii) re-payment of the individual loans as set out in cl. 4.1 above allow the rights deriving from its participation as limited partner in the SPVs to be attached pledged or in any way encumbered or assigned.”

6	All other terms and conditions of the Agreement to remain unchanged. Words in Capitals in the Addendum shall have the same meaning as in Agreement unless otherwise defined herein.

Leer, this 10 day of February, 2010

/s/ Dr. Niels Hartmann	/s/ Jason Morton
Reederei Hartmann GmbH & Co. KG	Suresh Capital Maritime Partners
Name: Dr. Niels Hartmann	German GmbH
Title: Managing Director	Name: Jason Morton/Darrel Cain
Title: Managing Director

/s/ Dr. Niels Hartmann	/s/ Dr. Niels Roggemann
UOS United Offshore Support GmbH	Hartmann Offshore GmbH & Co.
& Co. KG	KG
Name: Dr. Niels Hartmann	Name: Niels Roggemann
Title: Managing Director	Title: Managing Director

/s/ Dr. Niels Hartmann
ATL Offshore GmbH for and on	Acknowledged by
behalf of the SPV’s	Ahlers & Vogel
Name: Dr. Niels Hartmann	Dr. Jan Erik Potschke
Title: Managing Director